AMENDED CUSTODY AGREEMENT SCHEDULE

SCHEDULE II

COMPANIES AND SERIES

Company	Series of Company
Guggenheim Funds Trust	Large Cap Core Series Mid Cap Value Series Small Cap Value Series Mid Cap Value Institutional Fund MSCI EAFE Equal Weight Series Enhanced World Equity Series

Mid Cap Growth Series

Large Cap Value Series

U.S. Intermediate Bond Series

High Yield Series

Municipal Income Series

Total Return Bond Series

Macro Opportunities Series

Floating Rate Strategies Series

Limited Duration Series

Risk Managed Real Estate Fund

Company
SBL Fund
Series A Series B Series C Series D Series E Series F Series J Series M Series N Series O Series P Series Q Series V Series X Series Y

Company	Series of Company
Guggenheim Strategy Funds Trust	Guggenheim Strategy Fund I Guggenheim Strategy Fund II Guggenheim Strategy Fund III Guggenheim Variable Insurance Strategy Fund III

/s/ John L. Sullivan
Authorized Signature